                                United States
                      Securities and Exchange Commission
                            Washington, D.C. 20549


                                   FORM 8-K/A


                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):        February 19, 2002
                                                  -----------------------------


                              DIGENE CORPORATION
         ------------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


       Delaware                          0-28194                52-1536128
------------------------------     --------------------    -------------------
(State or Other                      (Commission File         (IRS Employer
Jurisdiction of Incorporation)           Number)           Identification No.)


       1201 Clopper Road
     Gaithersburg, Maryland                                 20878
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     (Address of Principal                               (Zip Code)
       Executive Offices)




                                (301) 944-7000
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             (Registrant's Telephone Number, Including Area Code)



                                Not Applicable
     --------------------------------------------------------------------
        (Former Name or Former Address, if Changed Since Last Report)



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This current report on Form 8-K/A (the "Current Filing") is being made to replace in its entirety Exhibit 2.1 attached to the 8-K filed February 19, 2002 (the "Prior Filing"). Some minor typographical errors in the Merger Agreement as previously filed as such exhibit in the Prior Filing were corrected in the definitive Merger Agreement now being filed as Exhibit 2.1 in the Current Filing. In addition, joint press releases issued by Cytyc Corporation and Digene Corporation relating to this transaction have been attached as exhibits in the Current Filing, rather than cross-referencing such press releases to Digene Corporation's Schedule 14D-9 filings, in which they have also been filed. Finally, a minor editing change was made in the narrative under "Other Events." Otherwise, the Current Filing and the Prior Filing are identical.



ITEM 5.           OTHER EVENTS.

         On February 19, 2002, Digene Corporation ("Digene"), Cytyc Corporation ("Cytyc") and Cruiser, Inc., a wholly-owned subsidiary of Cytyc, entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for, among other things: (i) the commencement by Cytyc of a stock and cash tender offer for all of the outstanding shares of common stock, par value, $.01 per share, of Digene for $4.00 per share in cash plus 1.1969 shares of Cytyc common stock (the "Offer"); and (ii) following consummation of the Offer, the merger of Cruiser, Inc. with and into Digene. Under the terms of the Merger Agreement, at the consummation of the transaction Cytyc will issue 23 million shares of its common stock and pay $76.9 million in cash for all outstanding equity of Digene, calculated on a fully diluted basis using the treasury stock method. The closing of the transaction is subject to the successful completion of the Offer, the receipt of all necessary regulatory approvals and other customary closing conditions.

         In connection with the Merger Agreement, Digene entered into a Transaction Option Agreement, dated February 19, 2002 (the "Transaction Option Agreement"), with Cytyc, pursuant to which Digene granted Cytyc an option to purchase up to a number of shares of Digene common stock equal to 19.9% of the shares of Digene common stock issued and outstanding immediately prior to the exercise of such option, at an exercise price of $28.81 per share. Such option is exercisable at any time after the completion of the Offer only if, after giving effect to the exercise of such option, the number of shares of Digene common stock beneficially owned by Cytyc would equal at least 90.1% of the then outstanding shares of Digene.

         In addition, in connection with the Merger Agreement, Armonk Partners, a Connecticut partnership and beneficial owner of approximately 24.5% of the outstanding shares of Digene's common stock ("Armonk Partners"), and the executive officers and directors of Digene entered into a Stockholders Agreement, dated February 19, 2002 (the "Stockholders Agreement"), with Cytyc, Cruiser, Inc. and Digene, pursuant to which Armonk Partners and such executive officers and directors agreed, among other things, to: (i) tender in the Offer all of the shares of Digene common stock beneficially owned by such stockholders (which is an aggregate of approximately 26.4% of Digene's outstanding common stock); (ii) vote such shares in favor of the Merger Agreement; and (iii) grant Cytyc a proxy with respect to voting such shares to effect the transactions contemplated by the Merger Agreement.

         On February 19, 2002, Digene and Cytyc issued joint press releases announcing the execution of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement, the Transaction Option Agreement, the Stockholders Agreement and the press releases are attached hereto as Exhibits 2.1, 4.1, 99.1 and 99.2, respectively. The description of each document set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of each such document.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS:

         (c)      Exhibits:

         EXHIBIT NO.      DESCRIPTION:

         2.1 Agreement and Plan of Merger, dated February 19, 2002, by and among Cytyc Corporation, Cruiser, Inc. and Digene Corporation (as corrected).

         4.1 Transaction Option Agreement, dated February 19, 2002, by and between Cytyc Corporation and Digene Corporation.

         99.1 Stockholders Agreement, dated February 19, 2002, by and among Cytyc Corporation, Cruiser, Inc., Digene Corporation, Armonk Partners and the executive officers and directors of Digene.

         99.2 Joint Press Releases, dated February 19, 2002, as corrected, which documents are also contained in the
                          Schedule 14D-9 dated February 21, 2002 filed by Digene Corporation.

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                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            DIGENE CORPORATION
                                               (Registrant)

                                   /s/ Charles M. Fleischman
                              ---------------------------------------------
Date: February 21, 2002       By:      Charles M. Fleischman
                              Title:   President, Chief Operating Officer
                                       and Chief Financial Officer

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                              INDEX TO EXHIBITS

Exhibit
Number            Description
-------           -----------
2.1               Agreement and Plan of Merger, dated February 19, 2002, by
                  and among Cytyc Corporation, Cruiser, Inc. and Digene
                  Corporation (as corrected).

4.1 Transaction Option Agreement, dated February 19, 2002, by and between Cytyc Corporation and Digene Corporation.

99.1              Stockholders Agreement, dated February 19, 2002, by and among
                  Cytyc Corporation, Cruiser, Inc., Digene Corporation, Armonk
                  Partners and the executive officers and directors of Digene.

99.2 Joint Press Releases, dated February 19, 2002, as corrected, which documents are also contained in the Schedule 14D-9 dated
                  February 21, 2002 filed by Digene Corporation.




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